Exhibit 7(f)

John C. Malone 1995 Revocable Trust John C. Malone, Trustee N/A * * X * * X * * X * * * *

Starz Merger w/ Lions Gate 08/13 - 12/31/2019 1,800,000 12/08/2016 08/13/2019 Limit * *

 10b5-1 TRADING PLAN SECTION 7(A) TRADES (see infra): If Broker cannot effect any sale of Shares for any of the reasons described in Section ?(A) of the Tenns and Conditions of this Trading Plan, then Broker should: ( check no more than Q!l!LOfthe following): o execute the sale on the next possible business day o cancel the sale and add the resulting unsold Shares to the number of Shares to be sold on the next Date of Sale on the same sale grid above. o cancel the sale altogether and proceed only Vvith sale instructions corresponding to the later Dates of Sale on the same sale grid above. 3 of? Brokerage services provided by Fidelity Brokerage Services LLC. Member NYSE,SIPC. Accounts carried by National FinancialServices LLC. Member NYSE, SIPC.

08/13/2019 08/13/2019

10b5-1 TRADING PLAN

election, as opposed to specifying on the Trading Schedule an actual number of shares that Broker should sell, Customer shall provide written notice to Broker and to Issuer's Authorized Representative of such contribution election change or termination as soon as practicable but in any event no later than two (2) business days after Customer effects any such change, which written notice must be accompanied by Customer's representation that: (a) Customer was not in possession of any material nonpublic information concerning Issuer or its securities when Customer effected such change, and (b) such change was made in good faith and not as a part of a plan or scheme to evade compliance with the federal securities laws.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF CUSTOMER

Customer makes the following representations, warranties and covenants to Broker as of the Customer Execution Date through and including the Effective Date:

(A) Customer has all requisite power and authority to adopt this Trading Plan and to carry out its obligations hereunder. The execution and delivery of this Trading Plan and the performance of the obligations of Customer hereunder have been duly authorized and approved by all necessary action on the part of Customer, and no other proceedings on the part of Customer are necessary to authorize and approve this Trading Plan and the transactions contemplated hereby. This Trading Plan has been duly executed by Customer and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

(B) The execution, delivery and performance by Customer of this Trading Plan does not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or result in a violation of any of the terms or requirements of any legal or contractual requirement or order to which Customer may be subject, nor does this Trading Plan require any consent, waiver, authorization or approval of any person or entity other than Customer, Issuer and Broker. Customer shall immediately notify Broker if Customer becomes subject to a legal, regulatory or contractual restriction or undertaking that would prevent Broker from carrying out its obligations under this Trading Plan.

(C) Neither the Customer Execution Date nor the Effective Date falls within any blackout period of Issuer.

(D) Customer is not aware of any material nonpublic information concerning Issuer or its securities. Customer is entering into this Trading Plan in good faith and not as a part of a plan or scheme to evade compliance with the federal securities laws. Customer is currently permitted to trade in Shares in accordance with Issuer's insider trading policies and has obtained the approval or acknowledgement of Issuer's Authorized Representative to enter into this Trading Plan.

(E) Customer agrees that Customer shall not, directly or indirectly, communicate any material nonpublic information relating to the Issuer or its securities to any employee of Broker or its affiliates.

(F) If Customer is an institution, Customer has implemented reasonable policies and procedures to ensure that the individuals authorized to enter into this Trading Plan on its behalf are not aware, as of the Effective Date, of any material nonpublic information concerning Issuer or its securities, and, to the knowledge of Customer, no such individual is aware of any such information.

(G) Customer agrees to notify Broker promptly if Customer obtains knowledge at any time prior to the Effective Date that any of the representations or warranties in this Section 5 are untrue or inaccurate in any respect.

6. HEDGING TRANSACTIONS

Customer will not enter into any new, or change any existing, corresponding or hedging transaction or position with respect to the Shares subject to this Trading Plan for so long as this Trading Plan is in effect.

7. MARKET DISRUPTION AND TRADING RESTRICTIONS

(A) Customer understands that Broker may not be able to effect a transaction under this Trading Plan due to (i) any of the events described in the "Limits to our Responsibility" or "Extraordinary Events" sections of the Customer Agreement, which is available for reference on Fidelity.com; (ii) a legal, regulatory or contractual restriction or suspension applicable to Customer, Customer's affiliates, Broker or Broker's affiliates (including the volume limitations of Rule 144); (iii) failure of Broker to receive Shares, including Company Stock Plan Shares, or delay in Broker's receipt of such shares for deposit into Customer's account, if applicable, whether or not such failure or delay is consistent with the terms of the Company Stock Plan, or any other agreement to which Broker is not a controlling party; (iv) if this Trading Plan covers Options, and on the Trading Schedule Customer places a market order with respect to Shares subject to Options, failure of the market price for such Shares to exceed the exercise price of such Options on the exercise date or (v) a suspension, expiration, termination or unavailability of any applicable registration statement related to Issuer. If Broker cannot effect any trade in Shares for any of the reasons described herein, then Broker shall follow Customer's instructions set forth on the Trading Schedule with respect to such trade(s).

(B) Broker shall suspend trading under this Trading Plan, in whole or in part as appropriate, upon receipt of at least two business days' prior written notice by Issuer's Authorized Representative that the Issuer has imposed trading restrictions on the Customer (a "**Trading Suspension Notice**"). Broker shall lift any such trading suspension as soon as practicable after receipt of written notice from Issuer's Authorized Representative that such Issuer Restrictions have terminated (a "**Trading Suspension Release**"). Broker shall resume effecting trades in accordance with this Trading Plan as soon as practicable after delivery of the Trading Suspension Release. Any unexecuted trades that would have been executed in accordance with the terms of the Trading Schedule but for the Trading Suspension Notice shall be deemed to be cancelled and shall not be executed pursuant to this Trading Plan.

8. LEGAL COMPLIANCE; AGENT DUTIES

(A) Customer agrees that Customer is responsible to determine whether this Trading Plan meets the requirements of Rule 10b5-1(c) and any other applicable federal or state laws or rules.

(B) Customer agrees to comply with all applicable laws in connection with the performance of this Trading Plan, including, without limitation, Sections 13 and 16 of the Exchange Act and the respective rules and regulations promulgated thereunder.

(C) Customer agrees that Broker is acting solely as agent for Customer and shall not by reason thereof assume any fiduciary or advisory relationship with Customer rightly borne by Issuer. Nothing in this Trading Plan shall be construed as to impose upon Broker any obligation to exercise discretion over how, when or whether to effect trades in the Shares.

(D) Customer is responsible for consulting with his or her own advisers as to the legal, tax, business, financial and related aspects of, and has not relied on Broker or any person affiliated with Broker in connection with Customer's adoption and implementation of, this Trading Plan.

9. INDEMNIFICATION; LIMITATION OF LIABILITY

Customer agrees to indemnify and hold harmless Broker, its affiliates and their respective directors, officers and employees from and against all claims, losses, damages, costs and liabilities (including, without limitation, any legal or other expenses incurred in connection with defending or investigating any such action or claim) (collectively, "**Losses**") arising out of or attributable to this Trading Plan, including, without limitation, any inaccuracy of any representation, warranty, statement of agreement or understanding made by Customer herein, any breach by Customer of this Trading Plan or any violation by Customer of applicable laws or regulations, except to the extent that any such Losses arise out of acts of gross negligence, bad faith or willful misconduct on the part of Broker or any of its affiliates in performing their obligations hereunder. Customer will reimburse Broker for any and all fees, costs and expenses of any kind reasonably incurred by Broker as a result of any such Losses. This indemnification shall survive termination of this Trading Plan.

10. GENERAL PROVISIONS

(A) **Governing Law**. This Trading Plan shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably consent to the jurisdiction of the courts of the County of New York, State of New York or the United States of America for the Southern District of New York and elect such court or courts as the sole judicial forum for the adjudication of any matters arising under or in connection with this Trading Plan.

(B) **Severability**. In the event that any provision of this Trading Plan is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Trading Plan shall remain in full force and effect.

(C) **Amendments**. This Trading Plan may be amended, modified or terminated only in writing and signed and dated by Customer and Broker and acknowledged by Issuer. Such amendment or modification shall be deemed to constitute the creation of a new Trading Plan and as such Customer shall be required to restate and reaffirm as of the date of such amendment, each representation and warranty set forth in Section 5 of this Trading Plan.

(D) **Notices**. All notices, requests, demands and other communications under this Trading Plan shall be in writing and shall be deemed to have been

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Brokerage services provided by Fidelity Brokerage Services LLC. Member NYSE, SIPC.
Accounts carried by National Financial Services LLC. Member NYSE, SIPC.

N/A /s/ John C. Malone /s/ Dan Hooper John C. Malone Dan Hooper Trustee VP 08/13/2019 08/13/2019

 10b5-1 TRADING PLAN ISSUER ACKNOWLEDGEMENT ISSUER: -------------------------TO: Fidelity Brokerage Services LLC As a duly authorized representative of the Issuer, I hereby represent that I have reviewed the attached 1Ob5-1 Trading Plan of dated , confirm that it is consistent with the Issuer's insider trading policies, and approve the designation of the Issuer's Authorized Representative or successor above. Acknowledged: ISSUER: By: Name: Title: Date: 7 of? Brokerage services provided by Fidelity Brokerage Services LLC. Member NYSE,SIPC. Accounts carried by National FinancialServices LLC. Member NYSE, SIPC.